EXHIBIT 8:  ITEM 11 OF COMPANY'S 10-K

ITEM 11.  EXECUTIVE COMPENSATION

     The following table sets forth, in summary fashion, the compensation paid or accrued for the last three fiscal years to each of the most highly compensated executive officers of the Registrant whose annual rate of remuneration exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                                                  Long Term Compensation
                              Annual Compensation                Awards            Payouts
  (a)         (b)         (c)     (d)        (e)              (f)         (g)        (h)         (i)
  Name                                      Other        Restricted
  and                                      Annual          Stock      Options/  LTIP       All Other
Principal     Year     Salary    Bonus   Compensation      Awards      SARs    Payouts    Compensation
Position(1)             ($)       ($)       ($)              ($)        (#)       ($)          ($)
Thomas C.     1996    163,703    2,000        0              0          0         0            0
Rawson,       1995    151,200    2,000        0              0          0         0            0
C.E.O.        1994    148,533    2,000        0              0          0         0            0

Catherine     1996    157,691    2,000        0              0          0         0            0
A.            1995    151,500    2,000        0              0          0         0            0
Rawson,       1994    142,913    2,000        0              0          0         0            0
President


(1) No other officers received compensation in excess of $100,000 during the last three fiscal years.

     The Registrant currently has no stock option plans. During the last three fiscal years the Registrant granted no stock options or stock appreciation rights ("SAR") to any of its employees or directors; further, during the last three fiscal years no SAR or stock options were exercised by any of the Registrant's employees or directors. The Registrant made no awards of long term incentive plans to any employee or director of the Registrant in the last three fiscal years. The Registrant has no written employment contracts with any executive officer of the Registrant and has no compensatory plan or arrangement with any executive officer which provides for compensation as a result of the resignation, retirement or termination of employment of an executive officer, or as a result of change in control of the Registrant.

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

Compensation of Directors

     Of the seven directors of the Registrant, four are "outside" directors or non-employees of the Registrant. Each outside director receives a fee of $1,000 for attendance at meetings of the Board of Directors. Prior to October 1996, each of the four outside directors received a fee of $500 for each meeting attended. The three "inside" directors receive no fee for attendance at meetings of the Board of Directors. In addition, of the four outside directors, two live outside of the Houston area and receive reimbursement for travel expenses incurred in connection with attendance of meetings of the Board of Directors. The Board of Directors of the Registrant has not formed any committees. The following table sets forth the amounts received by each of the four outside directors during the last fiscal year, including travel expense reimbursement.

       Name                   Directors' Fees           Travel Reimbursement

Farrell G. Huber, Jr.            $ 2,500                   Not Applicable
George W. Fazakerly              $ 2,500                      $  840
Allen F. Rhodes                  $ 2,500                   Not Applicable
Joseph M. Scheer                 $ 2,500                      $1,399

     During 1996, the Registrant paid Joseph M. Scheer $6,400 for management, marketing and financial services rendered by him for the Registrant. Under the terms of such arrangement Mr. Scheer bills the Registrant $100 per hour for his services and is reimbursed for out-of-pocket expenses incurred by him in connection with the services provided under the arrangement. During 1996, the out-of-pocket reimbursement paid to Mr. Scheer was $328.

     Prior to 1994, Pamela Y. Rawson was a non-employee director of the Registrant. During 1994, Ms. Rawson became a part-time employee of the Registrant and serves as a payroll administrator. During 1996, the Registrant's compensation paid to Ms. Rawson consisted of hourly wages totaling $23,405.



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